UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2012

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10750 Columbia Pike, Silver Spring, Maryland	20901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.03 below for a description of a $350 million senior secured credit facility, comprised of a $200 million revolving credit tranche (the “Revolver”) and a $150 million term loan tranche (the “Term Loan”) entered into on July 25, 2012 among Choice Hotels International, Inc. (the “Company”), Deutsche Bank AG New York Branch, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and a syndication of lenders (the “New Credit Facility”).

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the entry into the New Credit Facility described in Items 1.01 and 2.03, on July 25, 2012, the Company’s $300 million senior unsecured revolving credit agreement, dated as of February 24, 2011, among the Company, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders (the “Old Credit Facility”), was terminated and replaced by the New Credit Facility. The Old Credit Facility permitted the Company to borrow, repay and re-borrow revolving loans until the scheduled maturity date of February 24, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 25, 2012, the Company entered into the New Credit Facility. The New Credit Facility consists of a $200 million Revolver and a $150 million Term Loan with an initial maturity date of July 25, 2016, subject to an optional one-year extension provided certain conditions are met. Up to $25 million of the borrowings under the Revolver may be used for letters of credit, up to $10 million of borrowings under the Revolver may be used for swing-line loans and up to $35 million of borrowings under the Revolver may be used for alternative currency loans. The Term Loan requires quarterly amortization payments (a) during the first two years, in equal installments aggregating 5% of the original principal amount of the Term Loan per year, (b) during the second two years, in equal installments aggregating 7.5% of the original principal amount of the Term Loan per year, and (c) during the one-year extension period (if exercised), equal installments aggregating 10% of the original principal amount of the Term Loan.

As previously announced, the Company intends to use the proceeds from the Term Loan and approximately $50 million in borrowings from the Revolver, together with the net proceeds from the Company’s recently issued senior notes offering, to pay during 2012 a special cash dividend of approximately $600 million in the aggregate to the Company's stockholders. However, whether the Company will declare a special dividend, and, if so, the timing, amount and nature of any such dividend, will be subject to approval by the Company's board of directors. Any such approval will depend on a variety of factors, including the Company's financial results, cash requirements and financial condition; the Company's ability to pay dividends under applicable state law; and other factors deemed relevant by the Company's board of directors. If the Company's board of directors does not approve a special cash dividend in the currently anticipated amount of approximately $600 million, the Company may use the proceeds from the Term Loan to fund a special cash dividend of a smaller amount or may elect not to declare any special cash dividend, in which case the Company expects to use the proceeds of the Term Loan for general corporate purposes.

The New Credit Facility is unconditionally guaranteed, jointly and severally, by certain of the Company’s domestic subsidiaries. The subsidiary guarantors currently include all subsidiaries that guarantee the obligations under the Company’s Indenture governing the terms of its recently issued 5.75% senior notes due 2022 and its 5.70% senior notes due 2020.

The New Credit Facility is secured by first priority pledges of (i) 100% of the ownership interests in certain domestic subsidiaries owned by the Company and the guarantors, (ii) 65% of the ownership interests in (a) Choice Netherlands Antilles N.V. (“Choice NV”), the top-tier foreign holding company of Choice’s foreign subsidiaries, and (b) the domestic subsidiary that owns Choice NV and (iii) all presently existing and future domestic franchise agreements (the “Franchise Agreements”) between the Company and individual franchisees, but only to the extent that the Franchise Agreements may be pledged without violating any law of the relevant jurisdiction or conflicting with any existing contractual obligation of the Company or the applicable franchisee. At the time that the maximum total leverage ratio is required to be no greater than 4.00 to 1.00 (beginning of year 4 of the New Credit Facility), the security interest in the Franchise Agreements will be released.

The Company may at any time prior to the final maturity date increase the amount of the New Credit Facility by up to an additional $100 million to the extent that any one or more lenders commit to being a lender for the additional amount and certain other customary conditions are met. Such additional amounts may take the form of an increased Revolver or Term Loan.

The Company may elect to have borrowings under the New Credit Facility bear interest at a rate equal to (i) LIBOR, plus a margin ranging from 200 to 425 basis points based on the Company’s total leverage ratio or (ii) a base rate plus a margin ranging from 100 to 325 basis points based on the Company’s total leverage ratio.

The New Credit Facility requires the Company to pay a fee on the undrawn portion of the Revolver, calculated on the basis the average daily unused amount of the Revolver multiplied by 0.30% per annum.

The Company may reduce the Revolver commitment and/or prepay the Term Loan in whole or in part at any time without penalty, subject to reimbursement of customary breakage costs, if any. Any Term Loan prepayments made by the Company shall be applied to reduce the scheduled amortization payments in direct order of maturity.

Additionally, the New Credit Facility requires that the Company and its restricted subsidiaries comply with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments, paying dividends or repurchasing stock, and effecting mergers and/or asset sales. In addition, the New Credit Facility imposes financial maintenance covenants requiring the Company to maintain:

•	a total leverage ratio of not more than 5.75 to 1.00 in year 1, 5.00 to 1.00 in year 2, 4.50 to 1.00 in year 3 and 4.00 to 1.00 thereafter,

•	a maximum secured leverage ratio of not more than 2.50 to 1.00 in year 1, 2.25 to 1.00 in year 2, 2.00 to 1.00 in year 3 and 1.75 to 1.00 thereafter, and

•	a minimum fixed charge coverage ratio of not less than 2.00 to 1.00 in years 1 and 2, 2.25 to 1.00 in year 3 and 2.50 to 1.00 thereafter.

The New Credit Facility includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the New Credit Facility to be immediately due and payable.

The summary of the material provisions of the New Credit Facility set forth above is qualified in its entirety by reference to the full text of the credit facility filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.1	Senior Secured Credit Facility dated July 25, 2012 among Choice Hotels International, Inc., Deutsche Bank AG New York Branch, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and a syndication of lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2012	/s/ David L. White
David L. White
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

10.1	Senior Secured Credit Facility dated July 25, 2012 among Choice Hotels International, Inc., Deutsche Bank AG New York Branch, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and a syndication of lenders.